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                                                                       EXHIBIT 1

                                CASH TRANSACTIONS

                               TRANSCANADA CAPITAL

9/30/96  Receipt of Interest on TransCanada Pipeline Limited       $2,683,484.27
         8.75% Junior Subordinated Debentures due July 24, 2045

9/30/96  Funds disbursed to Holders of TransCanada Capital         $2,683,484.27
         Cumulative Trust Originated Preferred Securities and Common Stock



Dated:   October 25, 1996


                                  IBJ SCHRODER BANK & TRUST COMPANY
                                    as Administrative Trustee



                                  By: /s/ Barbara McCluskey
                                     -----------------------------------
                                       Barbara McCluskey
                                       Vice President